Exhibit 10.21

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE dated as of January 24, 2014 (the “Amendment”) between T-C 780 THIRD AVENUE OWNER LLC, a Delaware limited liability company (successor-in-interest to TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, for the benefit of its separate Real Estate Account) having an office at 730 Third Avenue, New York, New York 10017 (“Landlord”), and VRINGO, INC., a Delaware corporation having an office at 780 Third Avenue, New York, New York 10017 (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into that certain Lease dated as of July 26, 2012 (the “Lease”), covering a portion of the fifteenth (15th) floor (the “Existing Premises”) of the building known as 780 Third Avenue, New York, New York (the “Building”), all as more particularly described in the Lease; and

WHEREAS, Landlord and Tenant desire to modify the Lease to (i) provide for the substitution of a portion of the twelfth (12th) floor of the Building (the “New Premises”) (being more particularly shown on Exhibit A attached hereto) for the Existing Premises, and (ii) otherwise modify the terms and conditions of the Lease, all as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Capitalized Terms. All capitalized terms used and not otherwise defined in this Amendment shall have the respective meanings ascribed to them in the Lease.

2. Existing Premises.

(a) Landlord and Tenant hereby agree that the term of the Lease with respect to the Existing Premises will expire on the date that the Landlord’s Work (as hereinafter defined) with respect to the New Premises is Substantially Completed (as hereinafter defined) (the “Existing Premises New Expiration Date”), or such earlier date upon which the term of the Lease may expire or be terminated pursuant to any of the conditions of limitation or other provisions of the Lease or pursuant to law.

(b) On the Existing Premises New Expiration Date, Tenant shall deliver to Landlord possession of the Existing Premises vacant and broom clean, free of all occupancies and encumbrances and otherwise in accordance with the terms, covenants and conditions of the Lease. In the event Tenant fails to vacate and surrender possession of the Existing Premises in accordance with the terms of the Lease, Landlord will have the right to exercise all of its rights and remedies provided at law, in equity and/or in the Lease, including, without limitation, Article 21 of the Lease.

(c) Tenant hereby represents and warrants that: (i) except for Tenant, the Existing Premises is presently free of all occupancies, (ii) Tenant has not created or suffered any rights in any other party, as tenant, subtenant or occupant, in and/or to the Existing Premises through and including the date of this Amendment and (iii) no materials, personalty, furnishings, personal property, fixtures, trade fixtures and equipment (“Property”) presently in the Existing Premises are subject to any lien, encumbrance, chattel mortgage, title retention or security agreement, other than Tenant’s lease of its photocopy machine(s). Tenant covenants and agrees that it shall not at any time hereafter create, suffer or permit the creation of any such rights or encumbrances in or to the Existing Premises or the Property contained therein. Tenant will remove its Property (and repair any damage caused by such removal) from the Existing Premises on or before the Existing Premises New Expiration Date. Any Property left in the Existing Premises by Tenant after the Existing Premises New Expiration Date shall be deemed to have been abandoned by Tenant, and Landlord shall have the right to retain or dispose of such Property in any manner without any obligation to account to Tenant therefor, and Tenant will reimburse Landlord for Landlord’s actual out-of-pocket costs for any such retention or disposal of such Property upon demand. Following the vacation and surrender by Tenant to Landlord of the Existing Premises in accordance with the terms of the Lease, neither party shall have any obligation to the other party with respect to the Existing Premises, except with respect to those obligations which are intended to survive the expiration or earlier termination of the Lease with respect to the Existing Premises.

3. Lease of the New Premises.

(a) Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the New Premises for a term commencing on the date (the “New Premises Commencement Date”) that the Landlord’s Work has been Substantially Completed (or would have been Substantially Completed but for a Tenant Delay), and ending on the date preceding the five (5) year and three (3) month anniversary of the New Premises Commencement Date (provided, however, if the New Premises Commencement Date is not the first date of a calendar month, then ending on the last day of the month in which occurs the five (5) year and three (3) month anniversary of the New Premises Commencement Date) (the applicable date, the “New Premises Expiration Date”), or such earlier date upon which the term of the Lease may expire or be terminated pursuant to any of the conditions of limitation or other provisions of the Lease or pursuant to law, upon all of the terms and conditions of the Lease and this Amendment. Upon the date hereof, the terms and provisions hereof shall be fully binding on Landlord and Tenant.

(b) If the New Premises Commencement Date has not occurred on or before any specified date, for any reason whatsoever, Landlord shall not be liable to Tenant for any damage thereby, this Amendment shall not be void or voidable thereby, and the term of the New Premises shall not commence until Landlord tenders possession of the New Premises to Tenant in the condition required under this Amendment. Once the New Premises Commencement Date, is determined, Landlord and Tenant shall execute an agreement stating the New Premises Commencement Date, the New Premises Rent Commencement Date and the New Premises Expiration Date, but the failure to do so will not affect the determination of such dates. Tenant expressly waives any right to rescind the Lease and/or this Amendment under Section 223-a of the New York Real Property Law or under any present or future statute of similar import then in force and further expressly waives the right to recover any damages from Landlord, direct or indirect, which may result from the failure of the New Premises Commencement Date to occur on a particular date. Notwithstanding the foregoing, in the event the New Premises Commencement Date has not occurred on or prior to the date that is six (6) months following the date hereof (the “Outside Date”) (which Outside Date will be subject to extension for Tenant Delay and/or Force Majeure), then, as Tenant’s sole and exclusive remedy with respect thereto, the New Premises Rent Commencement Date (as hereinafter defined) shall be extended by one (1) day for each day after the Outside Date that the New Premises Commencement Date has not occurred.

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(c) Effective as of the New Premises Commencement Date, Tenant shall lease the New Premises upon all of the terms and conditions of the Lease, except as follows:

(i) The Fixed Rent payable under the Lease with respect to the New Premises shall be an amount equal to (A) $403,125 per annum ($33,593.75 per month) for the period commencing on the New Premises Commencement Date and ending on the date preceding the third (3rd) anniversary of the New Premises Commencement Date (as hereinafter defined) (such period, the “First Period”; the date the First Period expires being referred to herein as the “First Period Expiration Date”), both dates inclusive, (B) $416,025 per annum ($34,668.75 per month) for the period commencing on the date following the First Period Expiration Date and ending on the New Premises Expiration Date, both dates inclusive, payable at the times and in the manner specified in the Lease for the payment of Fixed Rent.

(ii) Notwithstanding anything to the contrary hereinabove, during any portion of the Abatement Period (as hereinafter defined) when Tenant is not in default under the Lease beyond the expiration of the applicable notice and cure period, Tenant will be entitled to an abatement (the “Abatement”) of Fixed Rent for the period from the New Premises Commencement Date to the date preceding the three (3) month anniversary of the New Premises Commencement Date (as the same may be reduced as provided herein) (the “Abatement Period”); provided, however, that during the period in which the Abatement is effective, Tenant shall not be relieved of its obligation to pay any other component of Additional Rent or Rent during such Abatement Period or its obligation to pay charges for utilities for which Tenant is separately metered. Tenant acknowledges that the consideration for the Abatement is Tenant’s agreement to perform all of the other terms, covenants and conditions of the Lease on its part to be performed. Therefore, if the Lease shall be terminated on or before the New Premises Expiration Date by reason of Tenant’s default thereunder, the entire amount of the Fixed Rent that was abated shall immediately thereafter become due and payable by Tenant to Landlord. In the event of Tenant’s failure to pay such aggregate amount to Landlord under such circumstances, Landlord shall be entitled to the same rights and remedies as in the event of Tenant’s default in the payment of Fixed Rent. The date immediately following the expiration of the Abatement Period is the New Premises Rent Commencement Date.

(iii) Tenant shall pay, in the aggregate with respect to the New Premises, all Additional Rent payable pursuant to the Lease, including Article 7 of the Lease, except that (A) the “Premises Area” shall be deemed to mean 6,450 square feet; (B) the “Tenant’s Proportionate Share” shall be deemed to mean 1.37%; (C) the term “Base Tax Factor” shall mean the average of the Taxes for the 2013/2014 Tax Year and the 2014/2015 Tax Year; and (D) the term “Base Operating Factor” shall mean the Landlord’s actual Operating Expenses for the 2014 calendar year.

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(d) Except as provided in this Amendment, from and after the New Premises Commencement Date, (i) all references in the Lease to the “Premises” shall be deemed to mean the New Premises, (ii) all references in the Lease to “Term” or “term of this Lease” or words of similar import shall be deemed to refer to the term of the leasing of the New Premises, (ii) each reference in the Lease to “this Lease”, “herein”, “hereunder” or words of similar import shall be deemed to refer to the Lease and amended by this Amendment, and (iv) each reference in the Lease to the “Expiration Date” shall be deemed to refer to the New Premises Expiration Date.

4. Condition of the New Premises.

(a) Notwithstanding anything in the Lease or this Amendment to the contrary, Tenant agrees to accept the New Premises in its “AS-IS”, “WHERE-IS” and “WITH ALL FAULTS” condition as of the date hereof, and Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to prepare the New Premises for Tenant’s occupancy other than Landlord’s obligation to perform the Landlord’s Work.

(b) Landlord will perform the initial work with respect to the New Premises (the “Landlord’s Work”) pursuant to the workletter (the “Workletter”) attached hereto as Exhibit B and the final space plans (the “Final Space Plans”) attached hereto as Exhibit C. Landlord will have the right to make changes in the Landlord’s Work required by any governmental department or bureau having jurisdiction over the Building. Landlord will perform the Landlord’s Work using brand new finishes that are substantially similar to the finishes in the Existing Premises.

(c) Promptly following the date hereof, based on the Workletter and the Final Space Plans, Landlord will prepare a complete set of construction drawings for the New Premises (the “Proposed Construction Drawings”). After delivery of the Proposed Construction Drawings, Tenant shall have three (3) Business Days to approve the Proposed Construction Drawings, which approval shall not be unreasonably withheld, conditioned or delayed. If Tenant disapproves of all or a portion of the Proposed Construction Drawings, Tenant will notify Landlord within such three (3) Business Day period, in which event Landlord shall revise the Proposed Construction Drawings and resubmit them to Tenant within five (5) Business Days after Landlord’s receipt of written notice from Tenant. Tenant’s failure to respond to Landlord shall be deemed to be Tenant’s approval of the Proposed Construction Drawings. Tenant shall respond to Landlord’s request for approval of the revised Proposed Construction Drawings within three (3) Business Days of resubmission. If Tenant disapproves of all or a portion of the revised Proposed Construction Drawings, Tenant will notify Landlord within such three (3) Business Day period, in which event Landlord shall further revise the Proposed Construction Drawings and resubmit them to Tenant within five (5) Business Days after Landlord’s receipt of written notice from Tenant. This procedure shall continue until Tenant finally approves the Proposed Construction Drawings (such approved Proposed Construction Drawings, the “Final Plans”).

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(d) Landlord and Tenant agree that if Tenant requests any change, addition or upgrade to the Final Plans (individually and collectively, “Change Orders”) prepared by Landlord, such Change Orders must be approved by Landlord and, to the extent they increase the costs of Landlord’s Work, will be paid for solely by Tenant. If Landlord approves a Change Order, Landlord will promptly notify Tenant of such approval and any additional cost and/or delay associated with the performance of any such Change Order. Thereafter, Landlord will only proceed with any such Change Order after it receives, within three (3) Business Days of such notice of any increased costs and/or delay in Substantial Completion of Landlord’s Work as a result thereof, authorization to proceed from Tenant. In the absence of such written authorization within said three (3) Business Day period, Landlord shall not be obligated to proceed with such Change Order and shall be deemed to have been authorized by Tenant to proceed without performing such Charge Order.

(e) The Landlord’s Work shall be performed by Landlord only once, it being understood that Landlord’s obligation to perform the Landlord’s Work is a single, non-recurring obligation. All alterations and improvement made by Landlord on behalf of Tenant as part of the Landlord’s Work constitute “Improvements,” as such term is defined in the Lease.

(f) In the event Landlord is delayed in Substantially Completing the Landlord’s Work as the result of Tenant Delay, then the Abatement Period will be reduced by one (1) day for each day of delay attributable to such a Tenant Delay. Notwithstanding anything to the contrary contained herein, if Substantial Completion of the Landlord’s Work is delayed on account of (i) the failure to have approved Final Plans on or prior to the date which is ten (10) Business Days after the date that Landlord delivers the Proposed Construction Drawings to Tenant, (ii) any Change Orders requested by Tenant, (iii) the failure by Tenant to respond within the time period as hereinabove provided when a response by Tenant is requested by Landlord in connection with the performance of the Landlord’s Work (provided, however, if no specific time period is mentioned, the requisite time period for Tenant to respond is two (2) Business Days after written notice from Landlord), (iv) any Long Lead Items(s) (as hereinafter defined) requested by Tenant where Landlord notifies Tenant in writing at the time of such request that the underlying item(s) in such a Long Lead Item, or (v) any interference (other than to a de minimis extent) with construction of the Landlord’s Work due to Tenant’s entry into the New Premises prior to the Substantial Completion of the Landlord’s Work, then any such delay shall constitute a “Tenant Delay”. The term “Substantial Completion,” “Substantially Complete,” or any derivation thereof, means that such work has been completed, as reasonably determined by Landlord’s architect, except for minor details of construction, decoration and mechanical adjustments, if any, the non-completion of which does not materially interfere with Tenant’s use of the New Premises for the conduct of its business. The term “Long-Lead Item(s)” means any item which is not a stock item and must be specially manufactured, fabricated or installed or of such unusual, delicate or fragile nature that is a risk that (aa) there will be a delay in its manufacture, fabrication, delivery or installation or (bb) after delivery, such items will need to be reshipped, redelivered or repaired.

5. Intentionally Omitted.

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6. Landlord’s Base Building Work. At its sole cost and expense, Landlord will perform the base building work described in Exhibit D, attached hereto and made a part hereof.

7. Intentionally Omitted.

8. Insurance. Section 8.01 A. of the Lease is hereby amended by deleting the second and third sentences therein and inserting the following in lieu thereof: “Landlord, its designated property management firm, its subsidiaries and Teachers Insurance and Annuity Association of America (“TIAA”) shall be named as additional insureds on the said policies described in clause (A) above (excluding the worker’s compensation policy) and shall be named as loss payee as to the policies described in clause (C) above and each of the policies provided above in clauses (A) through (C) shall be issued by an insurance company or companies authorized to do business in New York and which have policyholder ratings not lower than “A-“ and financial ratings not lower than “VII” in Best’s Insurance Guide (latest edition in effect as of the date hereof and subsequently in effect as of the date of renewal of the required policies). EACH OF SAID POLICIES SHALL ALSO INCLUDE A WAIVER OF SUBROGATION PROVISION OR ENDORSEMENT IN FAVOR OF LANDLORD, ITS DESIGNATED PROPERTY INSURANCE MANAGEMENT FIRM, ITS SUBSIDIARIES AND TIAA, AND AN ENDORSEMENT PROVIDING THAT LANDLORD SHALL RECEIVE THIRTY (30) DAYS PRIOR WRITTEN NOTICE OF ANY CANCELLATION OF, NONRENEWAL OF, REDUCTION OF COVERAGE OR MATERIAL CHANGE IN COVERAGE ON SAID POLICIES.”

9. Electricity. Article 13 of the Lease is amended by deleting “25.92%” wherever it appears and inserting in lieu thereof “68.44%”.

10. Free Use of Freight Elevator. During Tenant’s initial move into the New Premises, Landlord shall, at no cost to Tenant, provide Tenant with up to twelve (12) hours, in the aggregate, of non-exclusive use of the freight elevator outside of business hours (as such term is defined in Section 12.01 of the Lease).

11. Sublease. Section 22.02 of the Lease is amended as follows by deleting “sixty (60) days” wherever it appears and inserting in lieu thereof “thirty (30) days”.

12. Right of First Offer. (a) If at any time following the New Premises Commencement Date any Offer Space shall become Available (as such term is hereinafter defined), then provided that as of the date of Tenant’s Acceptance Notice and the Offer Space Delivery Date (as hereinafter defined), (x) Tenant is not then in default under theLease beyond applicable notice and cure periods, and (y) Tenant is in occupancy of the entire Premises, Landlord shall give Tenant notice (an “Offer Notice”), specifying (A) the location and rentable square footage of such Offer Space, (B) the condition in which such Offer Space shall be delivered to Tenant, (C) the Fair Market Rental Value (as hereinafter defined) for such Offer Space, (D) the date or estimated date that such offer space will be delivered to Tenant in the condition required by the Lease (the “Anticipated Offer Space Delivery Date”) and (E) any other relevant terms being offered by Landlord with respect to such space. The foregoing right of Tenant is hereinafter referred to as the “Tenant’s Right of First Offer”. Tenant’s Right of First Offer with respect to any Offer Space identified in such Offer Notice shall be subject to Tenant’s satisfaction of the conditions set forth in this Paragraph 12(a).

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“Fair Market Rental Value” means the fixed annual rent that a willing lessee would pay and a willing lessor would accept for the applicable space, taking into account all relevant factors.

“Offer Space” means any space that becomes available on floor 12 of the Building.

The term "Available" shall mean, as to any Offer Space, that such Offer Space is vacant and free of any present or future possessory right now or hereafter existing in favor of any third party, provided, however, that any space that is vacant on the date of this Amendment shall not be deemed to be Available unless and until such space is first leased to another tenant and then again becomes Available. Anything to the contrary contained herein notwithstanding, Tenant’s Right of First Offer is subordinate to (x) any right of first offer, right of first refusal, expansion right or similar right or option in favor of any third party existing as of the date of this Amendment and (y) Landlord’s right to renew or extend the term of any lease to another tenant, whether or not pursuant to an option or right set forth in such other tenant’s lease.

(b) Within five (5) days after receipt of the Offer Notice, time being of the essence, Tenant shall deliver a notice to Landlord (the “Tenant Offer Space Notice”) pursuant to which Tenant shall either (i) waive its right to exercise its Right of First Offer with respect to the Offer Space, (ii) accept Landlord’s offer with respect to all (but not less than all) of the Offer Space on all of the terms and conditions provided in the Offer Notice. If Tenant exercises the Tenant’s Right of First Offer, Landlord and Tenant shall then enter into an additional space modification of the Lease incorporating such Offer Space in the Lease with such changes as shall be necessary to modify the terms of the Lease relative to such space.

(c) If Tenant exercises the Tenant’s Right of First Offer, the terms for the Offer Space shall be the same as those for the Premises with the Offer Space to be thereafter deemed part of the Premises, except that:

(i) Base Rent shall be one hundred (100%) percent of the Fair Market Rental Value; the Base Tax Factor shall be the fiscal tax year in which the term of the Offer Space commences as part of the Premises, and the Base Operating Factor shall be the calendar year in which the term of the Offer Space commences as part of the Premises.

(ii) the lease term for the Offer Space shall expire or terminate on the same date the Lease expires or terminates (as the same may be extended), as the case may be;

(iii) Tenant's Proportionate Share for Taxes and Operating Expenses shall be appropriately adjusted to include the Offer Space;

(iv) Landlord shall have no obligation to perform any work, pay any contribution, provide free rent or render any services to make the Offer Space ready for Tenant’s use or occupancy, and Tenant shall accept the Offer Space in its “as-is” condition except as provided in the Offer Notice; provided, that any such concessions shall be prorated and reduced accordingly in the event that the period commencing on the Anticipated Offer Space Delivery Date through the Expiration Date (without taking into account any unexercised Renewal Term) shall be shorter than the lease term specified in the Offer Notice; and

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(v) if the Anticipated Offer Space Delivery Date is within the last thirty-six (36) months of the term of the Lease, then the New Premises Expiration Date will be amended to be that date which is the fifth (5th) anniversary of the New Premises Expiration Date determined pursuant to this Amendment; provided, however, that the extension term will be on the terms and conditions determined by Landlord, including, without limitation, the Fixed Rent. The Fixed Rent payable under the Lease with respect to the Premises for the aforesaid five (5) year period will be the Landlord’s and Tenant’s mutual determination of Fair Market Rental Value. In the event Landlord and Tenant are unable to agree on such Fair Market Rental Value within twenty (20) days after Tenant’s delivery of the Tenant Offer Space Notice, the dispute will be resolved in accordance with the then prevailing Streamlined Arbitration Rules and Procedures of Judicial Arbitration and Mediation Services (“JAMS”) or its successor for arbitration of commercial disputes, except that the rules shall be modified as follows: (A) either party may make a request to JAMS to appoint a broker to make the determination of Fair Market Rental Value, (B) within five (5) days after the appointment of the broker, each party shall submit to the broker its determination of Fair Market Rental Value, and (C) the broker will make a determination of Fair Market Rental Value by selecting either the amount set forth by Landlord or Tenant, whichever the broker determines is closer to the Fair Market Rental Value. The broker may not select any other amount as the Fair Market Rental Value. The determination of the broker will be binding on each of Landlord and Tenant. Landlord and Tenant will each pay one-half (1/2) of the fees and expenses of the arbitration.

(d) Notwithstanding anything to the contrary herein, once any space on the 12th floor has been offered to Tenant, Tenant’s Right of First Offer shall be null and void and Landlord shall have no further obligation to offer the other Offer Space to Tenant, it being understood that Tenant’s Right of First Offer is a one-time right during the term of the Lease.

(e) If Landlord is unable to deliver possession of the Offer Space to Tenant for any reason on or before the Anticipated Offer Space Delivery Date, the Offer Space Delivery Date shall be the date on which Landlord is able to so deliver possession and Landlord shall have no liability to Tenant therefor and the Lease shall not in any way be impaired. This Paragraph 12(e) constitutes “an express provision to the contrary” within the meaning of Section 223(a) of the New York Real Property Law and any other law of like import now or hereafter in effect.

(f) Notwithstanding anything to the contrary contained in this Paragraph 12, Tenant’s Right of First Offer shall be personal to the Tenant named in this Amendment.

13. Security Deposit. Simultaneously with the execution of this Amendment, Tenant shall provide to Landlord, as partial consideration for the Lease and as security and as collateral for the faithful performance and observance by Tenant of the terms, provisions, and conditions of the Lease, an unconditional irrevocable letter of credit (the “Letter of Credit”) issued by a bank or other financial institution satisfactory to Landlord, which Letter of Credit shall reflect Landlord as the beneficiary, shall be for a term of not less than one (1) full calendar year, and shall be in the amount of $201,562.50 (the “Security Deposit”). The Letter of Credit shall be in substance reasonably acceptable to Landlord, shall provide for payment at a location reasonably acceptable to Landlord, shall be assignable to any subsequent owner of the Building, and shall provide, in part, that in each instance in which Tenant shall have defaulted under any of the terms and provisions of the Lease, including but not limited to the payment of Rent and if the same shall not have been cured within any applicable cure period provided for herein, Landlord shall be entitled to draw upon the Letter of Credit (in a single or multiple draws up to the full amount of the Security Deposit) to the extent necessary to satisfy the obligations and liabilities of Tenant to Landlord as set forth herein, including but not limited to any amounts which Landlord may expend or be required to expend by reason of Tenant’s default in respect of any of the terms, provisions, covenants and conditions of the Lease, and including but not limited to any damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord. If Landlord shall apply all or any portion of the Security Deposit, Tenant shall, within ten (10) Business Days following written notice of the amount thereof from Landlord, provide a new or revised Letter of Credit in such amount as will equal, together with any remaining balance on the Letter of Credit, the Security Deposit. Promptly following Landlord’s receipt of the Letter of Credit, Landlord will return to Tenant the Tenant’s current cash security deposit.

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The Letter of Credit shall be renewed or replaced each year for additional one (1) year periods. The failure of Tenant to provide Landlord with a renewal or replacement Letter of Credit at least thirty (30) days prior to each expiration thereof during the Term shall be deemed to be a default under the Lease, and in addition to any and all rights and remedies available to Landlord under the law and/or the Lease, Landlord shall be entitled to draw upon the Letter of Credit in the full amount of the Security Deposit and to hold the proceeds thereof as a cash security deposit hereunder.

If Tenant performs all of Tenant’s obligations hereunder and is not then in default of its obligations hereunder, the Letter of Credit, or any remaining cash security deposit, shall be returned to Tenant within sixty (60) days after (a) the expiration of the Lease Term, or (b) Tenant has vacated and delivered entire possession of the Premises to Landlord in the condition required hereunder, whichever is later.

In the event of transfer of the Building, Landlord shall have the right to transfer the Letter of Credit or any cash security deposit (either, as applicable, the “Security”) to the transferee and Landlord shall thereupon be released by Tenant from all liability for the return of the Security. Tenant agrees to look solely to such transferee for the return of the Security, and it is agreed that the provisions hereof shall apply to every transfer made of the Security to any such transferee.

14. Notices. Section 39 of the Lease is amended by providing that a copy of notices sent by Tenant to Landlord shall also be sent in like manner to: T-C 780 Third Avenue Owner LLC, c/o TIAA-CREF, 730 Third Avenue, 4th Floor, New York, New York 10017, Attn: Laura M. Palombo, Senior Director, Asset Management, Global Real Estate, and to: Ingram Yuzek Gainen Carroll & Bertolotti, LLP, 250 Park Avenue, Sixth Floor, New York, NY 10177, Attn: Shane O’Neill, Esq., In addition, any reference to the “JRT Realty Group, Inc.” therein shall be deemed deleted therefrom.

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15. Brokerage. Each party warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, other than CBRE, Inc. (the “Landlord’s Broker”) and Newmark Grubb Knight Frank (the “Tenant’s Broker”) and that it knows of no other real estate broker or agent who is or might be entitled to a commission in connection with this Amendment. Tenant hereby agrees to indemnify, defend and hold Landlord and its agents harmless for, from and against all claims for any brokerage commissions, finders’ fees or similar payments by any persons (excluding Landlord’s Broker) and all costs, expenses and liabilities incurred in connection with such claims, including reasonable attorneys’ fees and costs. Landlord hereby agrees to indemnify, defend and hold Tenant harmless for, from and against all claims for any brokerage commissions, finders’ fees or similar payments by any persons and all costs, expenses and liabilities incurred in connection with such claims, including reasonable attorneys’ fees and costs.

16. Representations and Warranties. Tenant represents and warrants to Landlord that, as of the date hereof, (a) the Lease is in full force and effect and has not been modified except pursuant to this Amendment; (b) to Tenant’s actual knowledge, there are no defaults existing under the Lease; (c) to Tenant’s actual knowledge, there exist no valid abatements, causes of action, counterclaims, disputes, defenses, offsets, credits, deductions, or claims against the enforcement of any of the terms and conditions of the Lease; (d) this Amendment has been duly authorized, executed and delivered by Tenant and constitutes the legal, valid and binding obligation of Tenant; and (e) to Tenant’s actual knowledge, Landlord is not in default of any of its obligations or covenants under the Lease. Landlord represents and warrants to Tenant that, as of the date hereof, (a) the Lease is in full force and effect and has not been modified except pursuant to this Amendment; (b) to Landlord’s actual knowledge, there are no defaults existing under the Lease; (c) to Landlord’s actual knowledge, there exist no valid abatements, causes of action, counterclaims, disputes, defenses, offsets, credits, deductions, or claims against the enforcement of any of the terms and conditions of the Lease; (d) this Amendment has been duly authorized, executed and delivered by Landlord and constitutes the legal, valid and binding obligation of Landlord; and (e) to Landlord’s actual knowledge, Tenant is not in default of any of its obligations or covenants under the Lease.

17. Miscellaneous. (a) From and after the New Premises Commencement Date, the following provisions of the Lease shall be deemed inapplicable during the term of the Lease and will be deemed deleted in their entirety therefrom: Section 3.04 and Article 35.

(b) Except as set forth herein, nothing contained in this Amendment shall be deemed to amend or modify in any respect the terms of the Lease and such terms shall remain in full force and effect as modified hereby. If there is any inconsistency between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall be controlling and prevail.

(c) This Amendment contains the entire agreement of the parties with respect to its subject matter and all prior negotiations, discussions, representations, agreements and understandings heretofore had among the parties with respect thereto are merged herein.

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(d) This Amendment may be executed in duplicate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

(e) This Amendment shall not be binding upon Landlord or Tenant unless and until Landlord shall have delivered a fully executed counterpart of this Amendment to Tenant. Delivery may be made by telefacsimile or electronic (e.g., pdf) means, any of which shall be effective to constitute delivery.

(f) This Amendment shall be binding upon and inure to the benefit of Landlord and Tenant and their successors and permitted assigns.

(g) This Amendment shall be governed by the laws of the State of New York without giving effect to choice of law or conflict of laws principles thereof.

(h) This Amendment shall be interpreted and enforced without the aid of any canon, custom or rules of law requiring or suggesting construction against the party drafting or causing the drafting of the provision in question. The captions, headings, and titles in this Amendment are solely for convenience of reference and shall not affect its interpretation.

[Remainder of Page Intentionally Left Blank. Signature Page Follows]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first above written.

LANDLORD:

T-C 780 THIRD AVENUE OWNER LLC

By:	/s/ Laura M. Palombo
Name: Laura M. Palombo
Title: Director

TENANT:

VRINGO, INC.

By:	/s/ Andrew Perlman
Name: Andrew Perlman
Title: CEO